Exhibit 21.1

Subsidiaries of the Registrant

Entity Name	Type of Entity	Jurisdiction of Formation
ADVantage Drilling Services Company S.A.E.	Joint Stock Company[1]	Egypt
Emerald Driller Company	Exempted Company	Cayman Islands
P2020 Rig Co.	Exempted Company	Cayman Islands
P2021 Rig Co.	Exempted Company	Cayman Islands
PT Vantage Drilling Company Indonesia	Limited Liability Company	Indonesia
Rig Finance Ltd.	Exempted Company	Bermuda
Sapphire Driller Company	Exempted Company	Islands Cayman
Vantage Deepwater Company	Exempted Company	Cayman Islands
Vantage Deepwater Drilling, Inc.	Corporation	Delaware
Vantage Delaware Holdings LLC	Limited Liability Company	Delaware
Vantage Driller I Co.	Exempted Company	Cayman Islands
Vantage Driller II Co.	Exempted Company	Cayman Islands
Vantage Driller III Co.	Exempted Company	Cayman Islands
Vantage Driller IV Co.	Exempted Company	Cayman Islands
Vantage Driller ROCO S.R.L.	Limited Liability Company	Romania
Vantage Driller VI Co.	Exempted Company	Cayman Islands
Vantage Drilling (Malaysia) I Sdn. Bhd.	Limited Liability Company	Malaysia
Vantage Drilling Africa	Exempted Company	Cayman Islands
Vantage Drilling Labuan I Ltd.	Labuan Company	Malaysia
Vantage Drilling Netherlands B.V.	Limited Liability Company	The Netherlands
Vantage Energy Services, Inc.	Corporation	Delaware
Vantage Holding Hungary Kft	Limited Liability Company	Hungary
Vantage Holdings Company	Exempted Company	Cayman Islands
Vantage Holdings Cyprus ODC Ltd.	Limited Liability Company	Cyprus
Vantage Holdings International	Exempted Company	Cayman Islands
Vantage International Management Co.	Exempted Company	Cayman Islands
Vantage International Management Company Pte. Ltd.	Corporation	Singapore

[1]	ADVantage Drilling Services Company S.A.E. is 51% owned by Vantage Drilling International.